Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 17, 2023, with respect to the financial statements of Lincoln Benefit Life Company in the Registration Statement (Form S-1 No. 333-261580) and related Prospectus of the Lincoln Benefit Life Variable Annuity Account dated April 17, 2023.

/s/ Ernst & Young LLP

Chicago, Illinois
April 17, 2023